Exhibit 10.1

EMPLOYMENT AGREEMENT
between
FANNIE MAE
and
FRANKLIN D. RAINES

INCLUDING ALL AMENDMENTS
THROUGH JULY 1, 2003

TABLE OF CONTENTS

A.	EMPLOYMENT TERM		2
	1.	Term and Duties	2
	2.	Annual Salary	4
	3.	Employee’s Rights Under Certain Plans and Other Benefits	5
	4.	Termination Without Cause, Termination or Resignation Upon a Change of Control or Failure to Extend	25
	5.	Termination by Employee; Breach by Employee	28
	6.	Resignation as Board Member	32
B.	DISABILITY		33
	7.	Disability	33
C.	DEATH		35
	8.	Death	35
D.	MISCELLANEOUS		37
	9.	Payment of Certain Expenses	37
	10.	Secretary and Office	38
	11.	Assignment by Employee	39
	12.	Funding Prohibitions	39
	13.	Disclosure of Information to the Corporation	40
	14.	Nondisclosure of Confidential Information	40
	15.	Waiver	41
	16.	Notice	42
	17.	Applicable Law	42
	18.	Taxes	43

19.	Benefit	43
20.	Entire Agreement	44
21.	Arbitration	44
22.	Interpretation	45
23.	Severability	45

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, effective as of the 21st day of May, 1998, is by and between FANNIE MAE (the “Corporation”) and FRANKLIN D. RAINES (“Employee”).

     WITNESSETH THAT:

     WHEREAS, the Corporation desires to employ Employee, from the date of this Agreement through December 31, 1998, as Chairman of the Board-Designate and Chief Executive Officer-Designate of the Corporation and, commencing on January 1, 1999, as Chief Executive Officer and Chairman of the Board, and Employee desires to serve in such capacities;

     WHEREAS, the Corporation and Employee desire to set forth the terms and conditions of such employment; and

     WHEREAS, the Board of Directors of the Corporation (the “Board”) duly approved and authorized the terms of this Agreement for and on behalf of the Corporation at a meeting held on July 21, 1998, at which meeting a quorum was present, and the Board authorized the Chairman of the

Board to finalize and enter into this Agreement with Employee on behalf of the Corporation;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

A. EMPLOYMENT TERM

1. Term and Duties

     (a)  The Corporation hereby agrees to employ Employee, and Employee hereby agrees to serve, as Chairman of the Board-Designate and Chief Executive Officer-Designate of the Corporation, upon the terms and conditions herein contained, for a term commencing on May 21, 1998 (the “Effective Date”) and, subject to the terms hereof, terminating on December 31, 1998, and, as Chairman of the Board and Chief Executive Officer of the Corporation, upon the terms and conditions herein contained, for a term commencing on January 1, 1999 and, subject to the terms hereof, terminating on June 30, 2004 (the “Termination Date”). As used in this Agreement, “Employment Term” shall mean the period from the Effective Date through the Termination Date, plus any extension of such period pursuant to the written agreement of the parties.

     (b)  During the Employment Term, Employee shall be nominated for election to the Board, and shall be identified as a nominee recommended for election by the Board, at each annual meeting of the stockholders of the Corporation, beginning with the annual meeting held in 1998.

     (c)  While serving as Chairman of the Board-Designate and Chief Executive Officer-Designate, Employee shall perform such duties for the Corporation as may be determined from time to time by the Chairman of the Board, provided that such duties are reasonable and customary for a chairman of the board-designate and chief executive officer-designate. While serving as Chairman of the Board and Chief Executive Officer, Employee shall perform such duties for the Corporation as may be determined from time to time by the Board, provided that such duties are reasonable and customary for a chairman of the board and chief executive officer.

     (d)  The Corporation and Employee acknowledge that the Employment Term may be extended for an additional period by mutual written agreement entered into at any time prior to the expiration of the Employment Term.

2. Annual Salary

     (a)  Commencing on the Effective Date and, subject to Paragraphs 4, 5, 7 and 8 below, during the remainder of the Employment Term, the Corporation shall pay to Employee an annual base salary of not less than $900,000 (such amount to be prorated for 1998), payable in equal biweekly installments on the same dates the other senior officers of the Corporation are paid. Employee’s annual base salary payable pursuant to this Paragraph 2 (including any increases in such salary approved by the Board pursuant to this Paragraph 2) is hereinafter referred to as “Employee’s Basic Compensation.”

     (b)  The Board shall, from time to time, review Employee’s Basic Compensation and may increase (but in no event decrease) such compensation for any year after 1999 by such amounts as the Board deems proper. The criteria that the Board may take into consideration in providing for any such increases are the base compensation payable to chairmen and chief executive officers and other comparable officers of comparable financial institutions and corporations, Employee’s ability and performance, any increases in the responsibilities assumed by Employee, the success achieved by the Corporation, any increase or change in the volume, character or variety of the business of the Corporation, increases in the cost of living and any other criteria the Board may deem relevant.

3. Employee’s Rights Under Certain Plans and Other Benefits

     (a)  Executive Pension Plan. Employee and the Corporation acknowledge that the Corporation has previously designated Employee as a participant in the Executive Pension Plan of the Federal National Mortgage Association (the “Executive Pension Plan”). Notwithstanding any of the provisions of the Executive Pension Plan to the contrary, the following provisions shall apply to Employee:

(i)	Employee’s Pension Goal under the Executive Pension Plan shall at all times be equal to at least 60% of his High-Three Total Compensation (as such terms are defined in the Executive Pension Plan as modified in this Agreement);

(ii)	Employee’s Total Compensation and High-Three Total Compensation shall be determined solely by reference to Employee’s Employment Term;

(iii)	As of the Effective Date, Employee shall be 60% vested in his Pension Goal in recognition of his prior service as Vice-Chairman and in recognition of his agreement to serve in the positions described in this Agreement. Employee’s vesting in his Pension Goal shall be increased an additional 10% per year in accordance with the provisions of the Executive Pension Plan, calculated on the basis of Employee’s Hours of Service in each year, starting in 1998, so that, assuming that Employee’s employment under this Agreement has not been terminated for any reason, Employee would become 100% vested in his Pension Goal in 2001.

(iv)	At termination of his employment with the Corporation for any reason (including non-extension of the Employment Term) upon and after reaching the age of 55, Employee shall commence to receive, within 30 days after the date his employment terminates, his vested normal retirement benefit (as determined under the Executive Pension Plan as modified in this Agreement and in the form provided in the Executive Pension Plan). If Employee’s employment with the Corporation is terminated for any reason (including non-extension of the Employment Term) prior to Employee’s reaching the age of 55, then, within 30 days after Employee’s reaching the age of 55, he shall commence to receive his vested normal retirement benefit (as determined under the Executive Pension Plan as modified in this Agreement and in the form provided in the Executive Pension Plan). There shall be no actuarial adjustment to any benefits payable under this Paragraph 3(a)(iv) by reason of the commencement of benefit payments prior to age 60.

(v)	If Employee dies after the commencement of payments to him under the Executive Pension Plan, his Surviving Spouse, as such term is defined in such plan, shall receive (regardless of her age at the time of Employee’s death) monthly payments, commencing on the first day of the month coincident with or next following the date of Employee’s death and continuing for her lifetime, equal to 100% of the monthly amount which was being paid to Employee at the time of his death.

(vi)	If Employee dies before the commencement of payments to him under the Executive Pension Plan, his Surviving Spouse, as such term is defined in such plan, shall receive (regardless of her age at the time of Employee’s death) a monthly preretirement surviving spouse’s benefit, commencing within 30 days of Employee’s death and continuing for her lifetime, equal to the monthly normal retirement benefit that Employee would have received (under the Executive Pension Plan as modified in this Agreement) had he terminated employment on the day prior to the date of his death and had he attained at least age 55 prior to his death. There shall be no age-based actuarial reduction in the preretirement surviving spouse’s benefit, except that, where Employee dies before reaching the age of 55, there shall be an age-based actuarial reduction based solely on the number of years, if any, that Employee’s age at the date of his death is less than 55.

(vii)	The Corporation may amend the Executive Pension Plan from time to time; provided, however, that no such amendment shall adversely modify the vesting schedule or decrease Employee’s Pension Goal or the vested benefits to which Employee or his Surviving Spouse, if any, would have been entitled under such plan, as modified in this Agreement, as in effect on the date hereof or, if benefits are improved, as of the date of such improvement.

     (b)  Stock Options. The Corporation has granted to Employee, as of May 21, 1998, a Nonqualified Stock Option (the “May 1998 Option”), pursuant to the Fannie Mae Stock Compensation Plan of 1993 (the “1993 Stock Compensation Plan”), to purchase 358,830 shares of common stock of the Corporation (the “Stock”) for a price equal to the Fair Market Value (as defined in the 1993 Stock Compensation Plan) of the Stock on the date of such grant. The Corporation shall also grant to Employee, as of January 4, 1999 (the first business day following January 1, 1999), a Nonqualified Stock Option (the “January 1999 Option”), pursuant to the 1993 Stock Compensation Plan, to purchase 195,000 shares of Stock for a price equal to the Fair Market Value (as defined in the 1993 Stock Compensation Plan) of the Stock on the date of such grant. Employee shall be considered for additional grants of Nonqualified Stock Options or Incentive Stock Options at any time the Corporation grants Nonqualified Stock Options or Incentive Stock Options to other officers. Notwithstanding the foregoing or any provision of the 1993 Stock Compensation Plan or any successor plan, the following provisions shall apply to Employee:

(i)	The May 1998 Option shall expire on May 21, 2008 and shall become exercisable with respect to 25% of the Stock covered thereby on May 21 of each of 1999, 2000, 2001 and 2002, or earlier as provided in (iv) below, provided, however, that in the case of termination pursuant to Paragraph 5(a) or 5(b) below, any portion of the May 1998 Option not exercisable on the date of such termination shall become exercisable from and after the date of such termination only as provided in the 1993 Stock Compensation Plan.

(ii)	The January 1999 Option shall expire on January 2, 2009 and shall become exercisable with respect to 25% of the Stock covered thereby on January 4 of each of 2000, 2001, 2002, and 2003, or earlier as provided in (iv) below, provided, however, that in the case of termination pursuant to Paragraph 5(a) or 5(b) below, any portion of the January 1999 Option not exercisable on the date of such termination shall become exercisable from and after the date of such termination only as provided in the 1993 Stock Compensation Plan.

(iii)	Any additional Nonqualified Stock Option or any Incentive Stock Option granted to Employee shall become exercisable as provided in the 1993 Stock Compensation Plan or any successor plan, or earlier as provided in (iv) below, provided, however, that in the case of termination pursuant to Paragraph 5(a) or 5(b) below, any portion of such Nonqualified Stock Option or Incentive Stock Option not exercisable on the date of such termination shall become exercisable from and after the date of such termination only as provided in the 1993 Stock Compensation Plan or any successor plan.

(iv)	In the event that (v) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (w) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (x) the Employment Term expires because of the failure of the Corporation to extend this Agreement as set forth in Paragraph 4(a) below, (y) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, or (z) Employee dies while employed under this Agreement, all of Employee’s Incentive Stock Options and Nonqualified Stock Options, including the May 1998 Option and the January 1999 Option specified above in this Paragraph 3(b), shall become immediately exercisable.

(v)	Employee (or, in the case of serious illness, disability or death, the person or persons to whom Employee’s rights under any Incentive Stock Option or any Nonqualified Stock Option pass by will or applicable law or, if no such person has such rights, Employee’s executors or administrators) shall have the right to exercise any exercisable Incentive Stock Option and any exercisable Nonqualified Stock Option, until it expires by its terms, regardless of whether Employee is employed by the Corporation at the time of such exercise, provided, however, that in the case of a termination pursuant to Paragraph 5(a) or 5(b) below, all stock options, including the May 1998 Option and the January 1999 Option specified above in this Paragraph 3(b), may be exercised from and after the date of such termination only as provided in the 1993 Stock Compensation Plan or any successor plan.

     (c)  Annual Incentive Plan. Employee’s Maximum Potential Award (as defined in the Federal National Mortgage Association Annual Incentive Plan (the “Annual Incentive Plan”)) for each year during the Employment Term shall be at least 200% of Employee’s Basic Compensation. The amount to be paid with respect to such award for each such year shall be determined by the extent to which any Corporate Goals (as defined in the Annual Incentive Plan) are attained. Employee shall be entitled to participate in the Annual Incentive Plan for 1998 on a pro rata basis. Notwithstanding any provision of the

Annual Incentive Plan to the contrary, the following provisions shall apply to Employee:

(i)	In the event that (w) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (x) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (y) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below or (z) Employee dies while employed under this Agreement, the Corporation shall pay to Employee at the time of payment of awards to other participants in the Annual Incentive Plan (regardless of whether Employee is employed by the Corporation on the date of payment) (A) the amount of any bonus earned by and payable to Employee pursuant to the Annual Incentive Plan for a completed calendar year (with the period May 21-December 31, 1998 being considered a completed calendar year for such purposes) but not yet paid by the Corporation for such year and (B) a pro rata award calculated assuming 100% attainment of the target Corporate Goal specified by the Board for the Annual Incentive Plan for the year in which such termination or resignation occurred.

(ii)	In the event that the Employment Term expires because of the failure of the Corporation to extend this Agreement, the Corporation shall pay to Employee the amount of any bonus earned by and payable to Employee pursuant to the Annual Incentive Plan for a completed calendar year (with the period May 21-December 31, 1998 being considered a completed calendar year for such purposes) but not yet paid by the Corporation for such year.

     (d)  Performance Shares. The Corporation has granted to Employee, as of May 21, 1998, Performance Shares pursuant to the 1993 Stock Compensation Plan for the 1996-1998, 1997-1999 and 1998-2000 Award Periods (as defined in the 1993 Stock Compensation Plan) in amounts equal to 14,973, 20,251 and 55,132 Performance Shares, respectively. The Corporation shall also grant to Employee, as of January 4, 1999 (the first business day following January 1, 1999), Performance Shares pursuant to the 1993 Stock Compensation Plan for the 1997-1999 and 1998-2000 Award Periods (as defined in the 1993 Stock Compensation Plan) in amounts equal to 938 and 3,162 Performance Shares, respectively. The Employee shall be considered for additional grants of Performance Shares at any time the Corporation grants Performance Shares to other employees. Notwithstanding any provision of the 1993 Stock Compensation Plan to the contrary, the following provisions shall apply to Employee:

(i)	In the event that (w) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (x) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (y) the Employment Term expires because of the failure of the Corporation to extend this Agreement or (z) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, the Corporation shall pay to Employee, after the end of each such Award Period, Actual Awards with respect to Performance Shares awarded for each Award Period of the Performance Share Plan in which Employee has completed at least 18 months of service, in each case on a pro rata basis reflecting Employee’s completed months of service in the Award Period, based on the actual achievement of Program Targets for the Award Period and using as the Valuation Date (as defined in the 1993 Stock Compensation Plan) (A) in the case of a termination upon a Change in Control, the date of such Change in Control, and (B) in the case of a termination without Cause, the failure of the Corporation to extend the Employment Term or a termination because of serious illness or disability, the last day of the Award Period.

(ii)	In the event that Employee dies while employed under this Agreement, the Corporation shall pay to Employee’s designated beneficiary or, if none, Employee’s estate as soon as is practicable after the date of Employee’s death, Actual Awards with respect to Performance Shares awarded for each Award Period of the Performance Share Plan, in each case on a pro rata basis reflecting the Board’s determination of the likelihood of the Corporation’s achievement of Program Targets for the Award Period and using the date of death as the Valuation Date (as defined in the 1993 Stock Compensation Plan).

     (e)  Restricted Stock. In the event that (i) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (ii) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (iii) the Employment Term expires because of the failure of the Corporation to extend this Agreement or (iv) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, any grants of restricted stock made to Employee shall continue to vest in accordance with the schedule included in each such grant through the end of the Employment Term, but any unvested shares at the end of the Employment Term shall be forfeited. Upon the death of Employee, all grants of restricted stock made to Employee, not previously forfeited, but not yet vested on the date of death, shall immediately vest. In the case of a termination pursuant to Paragraph 5(a) or 5(b) below, Employee shall receive any restricted stock vested on or prior to the date of such termination, but shall forfeit any restricted stock not vested on the date of such termination.

     (f)  Other Benefits. The Corporation shall also provide Employee with the following benefits:

(i)	The Corporation shall reimburse Employee for actual expenses incurred by Employee while Employee is employed under this Agreement in obtaining tax and investment assistance and advice.

(ii)	The Corporation shall pay the legal expenses incurred by Employee in connection with the negotiation of this Agreement.

(iii)	The Corporation shall provide Employee with access to a car and driver for transportation relating to business purposes while Employee is employed under this Agreement.

(iv)	The Corporation shall, on no more than a yearly basis, pay or reimburse Employee for actual expenses incurred by Employee while Employee is employed under this Agreement for a complete physical examination at a medical facility of his choice.

(v)	The Corporation shall pay or reimburse Employee for all reasonable travel expenses incurred by Employee’s spouse in accompanying Employee on his trips made on behalf of the Corporation while Employee is employed under this Agreement.

(vi)	While Employee is employed under this Agreement, the Corporation shall provide

Employee, at its own expense, term life insurance in the face amount of $900,000.

(vii)	If Employee incurs a Reimbursable Expense, as described below, and the Corporation includes the amount of any reimbursement for that expense on Employee’s Wage and Tax Statement, the Corporation agrees to pay to Employee, in addition to reimbursement for the amount of the expense, any additional amount necessary to make Employee whole on an after-tax basis. Reimbursable Expense means any expense for travel (including travel expenses of Employee’s spouse as described in this Paragraph 3(f)), entertainment or other activity undertaken in connection with the performance of Employee’s duties for the Corporation.

(viii)	In the event that (w) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (x) Employee is terminated or resigns within six (6)

months following a Change of Control (as defined in Paragraph 4(d) below), (y) the Employment Term expires because of the failure of the Corporation to extend this Agreement or (z) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, the Corporation shall continue to provide to Employee, until the later of (A) the expiration of the Employment Term or (B) one year following the date of such termination, resignation or expiration, an office and secretary and job assistance services, as appropriate to his position held on the last date of his employment under this Agreement.

     (g)  General Rights Under Benefit Plans. Nothing contained herein is intended to or shall be deemed to affect adversely any of Employee’s rights as a participant under any long- or short-term bonus, stock option, restricted stock or other executive compensation plans, or under any program of perquisites or disability, retirement, stock purchase, retirement savings, health, medical, life insurance, expense reimbursement or similar plans of the Corporation now or hereafter in effect. Employee shall at all times during the Employment Term be entitled to participate in all long- or short-term bonus, stock option, restricted stock, and other executive compensation plans, and in all perquisite programs and disability, retirement, stock purchase, thrift and savings, health, medical, life insurance, expense reimbursement and similar plans of the Corporation which are from time to time in effect and in which other senior officers of the Corporation generally are entitled to participate. Except as otherwise provided in this Agreement, Employee’s participation in such plans and programs shall be in accordance with the provisions of such plans and programs applicable from time to time, it being the intent of the parties hereto that nothing in this Agreement shall decrease the rights and benefits of Employee under any such plans and programs as may be in effect from time to time. Except as specifically set forth in this Agreement, or as specifically permitted by the terms of any such plan or program, no right or benefit under any such plan or program shall become vested or exercisable after the termination of Employee’s employment by the Corporation. If for any reason any benefits payable pursuant to this Agreement cannot be paid under the Corporation’s employee benefit or executive compensation plans, such payments shall be made out of the general assets of the Corporation.

4. Termination Without Cause, Termination or Resignation Upon a Change of Control or Failure to Extend

     (a)  Notwithstanding any other provision hereunder, the Corporation shall have the right to terminate Employee’s employment hereunder without Cause (as defined in Paragraph 5(b) below) at any time for any reason in its sole discretion on not less than thirty (30) days’ prior written notice to Employee. In the event that (i) the Corporation terminates Employee’s employment pursuant to the immediately preceding sentence, (ii) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below) or (iii) the Employment Term expires because of the failure of the Corporation to extend this Agreement, the Corporation shall, subject to Paragraph 4(b) below, continue to pay Employee’s Basic Compensation to Employee at the rate in effect at the time of such termination, resignation or expiration until the later of (A) the expiration of the Employment Term or (B) one year following the date of such termination, resignation or expiration. Employee shall, subject to Paragraph 4(b) below, continue to participate in all Employee Welfare Benefit Plans (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder) maintained by the Corporation during the remainder of the Employment Term or until such later date as may be expressly provided under the terms of any such plan.

     (b)  Following a termination or resignation pursuant to Paragraph 4(a) above or the expiration of the Employment Term because of the failure of the Corporation to extend this Agreement, Employee shall have the duty, commencing on the date six (6) months after the date of such termination, resignation or expiration, to seek other employment or to become self-employed; provided, however, that Employee shall not be required to accept other employment or to become self-employed in any position not at least substantially equivalent (in terms of importance, dignity and responsibilities) to his position last held pursuant to this Agreement. Any income received from such employment (including self-employment but excluding service on boards of directors) after such six-month period shall reduce, on a dollar-for-dollar basis (but not below zero), the Corporation’s obligation to pay Employee’s Basic Compensation. Any employee benefits provided to Employee in consideration of such employment after such six (6) month period shall relieve the Corporation of its obligation to provide comparable benefits hereunder to the extent of the benefits so provided; provided, however, that Employee’s retirement benefit, if any, pursuant to Paragraph 3(a) above shall not be reduced on account of any such income or benefits resulting from such employment.

     (c)  If at any time during the Employment Term, (i) there is a material reduction of Employee’s authority or any material change in Employee’s functions, duties or responsibilities which would in any material way cause Employee’s position to become less important, (ii) the Corporation shall require Employee to relocate his office outside the Washington, D.C. area, or (iii) the Corporation shall breach materially any other material obligation under this Agreement, Employee shall have the right, upon not less than thirty (30) days’ written notice to the Corporation, which notice must be given within four calendar months after the event giving rise to said right, to treat such event as a termination by the Corporation of his employment without Cause pursuant to Paragraph 4(a) above for all purposes under this Agreement, and all of the provisions of this Agreement applicable to such a termination without Cause shall be operative with respect to such termination.

     (d)  A “Change of Control” shall have occurred if there is a change in the composition of a majority of the Board of Directors elected by the stockholders within twelve (12) months after any “person” (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), as such sections are in effect on the Effective Date) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as such rule is in effect on the Effective Date) of securities representing 25% or more of the combined voting power of the then outstanding securities of the Corporation.

5. Termination by Employee; Breach by Employee

     (a)  Notwithstanding any other provision hereunder, Employee shall have the right to terminate his employment by the Corporation at any time for any reason in his sole discretion on not less than thirty (30) days’ prior written notice to the Corporation. Upon receipt of any such notice from Employee, the Corporation shall have the option, exercisable by giving Employee written notice within thirty (30) days of such receipt, to designate any date after the date of such notice to Employee and prior to the expiration of the aforesaid notice period as the date on which Employee shall cease to be an officer and employee of the Corporation, and the effective date of termination hereunder shall be any such earlier date so designated by the Corporation. In no event shall the termination of Employee’s employment by the Corporation without Cause pursuant to Paragraph 4(a) above, Employee’s termination or resignation within six (6) months following a Change of Control pursuant to Paragraph 4(a) above or the expiration of the Employment Term because of the failure of the Corporation to extend this Agreement be deemed to be a termination by Employee pursuant to this Paragraph 5(a).

     (b)  Notwithstanding any other provision hereunder, the Corporation may terminate Employee’s employment hereunder for “Cause,” which shall mean that Employee has materially harmed the Corporation by, in connection with his service under this Agreement, engaging in dishonest or fraudulent actions or willful misconduct, or performing his duties in a negligent manner. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless the Corporation shall have provided (i) reasonable notice to Employee setting forth the reasons for the Corporation’s intention to terminate for Cause, (ii) where remedial action is feasible, a reasonable opportunity for such action, (iii) an opportunity for Employee, together with his counsel, to be heard before the Board and (iv) Employee with a notice of termination stating that Employee was guilty of the conduct set forth in this Paragraph 5(b) and specifying the particulars thereof in detail. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Corporation.

     (c)  In the event of a termination pursuant to Paragraph 5(a) or 5(b) above, Employee shall be entitled to all of Employee’s Basic Compensation which has accrued to the date of termination and any benefits or awards (whether of options, stock or other property) which have vested prior to such date. The Corporation shall have no further obligations to Employee.

     (d)  In the event of a termination by Employee pursuant to Paragraph 5(a) above, during the period from the effective date of termination to the earlier of (i) the first anniversary thereof and (ii) the expiration of the Employment Term, Employee shall not, directly or indirectly (x) Compete with the Corporation in the United States, (y) solicit any officer or employee of the Corporation or any of its affiliates to engage in any conduct prohibited hereby for Employee or to terminate any existing relationship with the Corporation or such affiliate or (z) assist any other person to engage in any activity in any manner prohibited hereby to Employee. As used herein, “Compete” shall mean to engage directly or indirectly in any business, or to become connected directly or indirectly with any business or firm, if a substantial part of such business or the business of any such firm involves transactions in what is commonly known as the secondary market in residential mortgages; provided, however, that Employee shall not be deemed, directly or indirectly, to Compete with the Corporation solely by virtue of Employee’s employment with any corporation or firm involved in transactions in what is commonly known as the secondary market in residential mortgages so long as Employee himself does not participate in such corporation’s or firm’s involvement in such transactions.

     (e)  The need to protect the Corporation against Employee’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Employee’s talent and his importance to the Corporation. Accordingly, Employee agrees that, in addition to any other relief to which the Corporation may be entitled, the Corporation shall be entitled to seek and obtain injunctive relief (without the requirement of a bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of the covenant contained in Paragraph 5(d) above. If for any reason a final decision of any court determines that the restrictions under Paragraph 5(d) above are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration, scope and geographic area identified in Paragraph 5(d) above as will render such restrictions valid and enforceable.

6. Resignation as Board Member

     In the event Employee ceases to be employed by the Corporation and Employee is then a member of the Board, Employee hereby agrees that, unless otherwise requested by the Board, he shall submit his resignation as a member of the Board and of the Fannie Mae Foundation in writing on or before the date he ceases to be an officer of the Corporation. If Employee fails or neglects to submit such resignations in writing, this Paragraph 6 may be deemed by the Corporation to constitute Employee’s written resignation as a member of the Board and of the Fannie Mae Foundation effective on the same date that Employee ceases to be employed by the Corporation.

B. DISABILITY

7. Disability

     (a)  In the event that, while employed under this Agreement, Employee is prevented from performing his duties hereunder by reason of serious illness or disability, the Corporation may, on sixty (60) days’ prior written notice to Employee, terminate Employee’s employment. If, within sixty (60) days of such notice, Employee recovers and is again able to perform his duties hereunder, such notice shall be void, and the Employee’s employment shall not be terminated thereby. Upon the termination of Employee’s employment pursuant to this Paragraph 7(a), the Corporation shall, subject to Paragraphs 7(b) and (c) below, continue to pay Employee’s Basic Compensation at the rate in effect at the time of such termination until the later of (A) the expiration of the Employment Term or (B) one year following the date of such termination. Employee shall, subject to Paragraph 7(b) below, continue to participate in all Employee Welfare Benefit Plans maintained by the Corporation and receive benefits to which he is entitled under such plans during the remainder of the Employment Term or until such later date as may be expressly provided under the terms of any such plan.

     (b)  Employee may, in his sole discretion, after the date he ceases to be employed by the Corporation pursuant to Paragraph 7(a) above, engage in regular employment (whether as the employee of another or as a self-employed person). Any income received from such employment, including self-employment, shall reduce, on a dollar-for-dollar basis (but not below zero), the Corporation’s obligation to pay Employee’s Basic Compensation under Paragraph 7(a) above. Any employee benefits provided to Employee in consideration of such employment shall relieve the Corporation of its obligation to provide comparable benefits hereunder to the extent of the benefits so provided; provided, however, that Employee’s retirement benefits, if any, pursuant to Paragraph 3(a) above shall not be reduced on account of any such income or benefits resulting from such employment.

     (c)  If Employee becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance, the amount of Employee’s Basic Compensation otherwise payable by the Corporation to Employee pursuant to Paragraph 7(a) above shall be reduced, on a dollar-for-dollar basis (but not below zero), by the amount of any such disability benefits received by him, but only to the extent such benefits are attributable to premium payments made by the Corporation.

C. DEATH

8. Death

     (a)  In the event Employee dies while employed under this Agreement, the Corporation shall pay Employee’s designated beneficiary or, if none, Employee’s estate, in one cash payment an amount equal to 200% of Employee’s Basic Compensation in effect on the date of his death.

     (b)  At all times while employed under this Agreement, Employee shall be covered at the Corporation’s expense under the Corporation’s Executive Insurance Plan by a whole life insurance policy in a face amount equal to 200% of Employee’s Basic Compensation. In order to eliminate the income tax burden on Employee by reason of the imputation of income as a result of such insurance coverage, the Corporation shall pay to Employee an amount equal to the income taxes imposed on such imputed income plus the income taxes imposed on such payment. In the event this Agreement terminates or expires other than pursuant to Paragraph 5(a) or 5(b) above, Employee may, pursuant to the terms of the insurance policy through which such benefits are provided and the agreement between the Corporation and Employee entered into thereunder, acquire such insurance policy by paying the Corporation an amount equal to the sum of all premium payments made by the Corporation on such policy, and the Corporation shall pay to Employee an amount equal to the income taxes imposed on Employee with respect to such acquisition plus the income taxes imposed on such payment. In the event Employee completes thirteen (13) years of service with the Corporation pursuant to this Agreement, such insurance policy shall automatically be transferred to Employee pursuant to the terms of such policy and the agreement between the Corporation and Employee entered into thereunder. In the event of any such transfer, in order to eliminate the income tax burden on Employee by reason of the income arising from such transfer, the Corporation shall pay to Employee an amount equal to the income taxes imposed on such income plus the income taxes imposed on such payment. Nothing contained herein shall reduce any benefit payable pursuant to Paragraph 3(a) above or under the terms of any other qualified or nonqualified pension, executive compensation or welfare plan of the Corporation.

     (c)  Unless Employee’s employment shall have terminated pursuant to Paragraph 5(a) or 5(b) above, after Employee’s death at any time during or after the expiration of the Employment Term, the Corporation shall continue the health and medical coverage elected by the Employee, without direct premium payments by Employee’s family, for Employee’s surviving spouse for her life, and for his other dependents so long as they remain dependents as defined in said health and medical plan.

D. MISCELLANEOUS

9. Payment of Certain Expenses

     The Corporation agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest by the Corporation, Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest initiated by Employee about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended; provided, however, that the Corporation shall not be obligated to make such payment with respect to any contest in which the Corporation prevails over Employee.

10. Secretary and Office

     If Employee’s employment under this Agreement is terminated on or after his reaching age fifty-five (55), other than pursuant to Paragraph 5(a) or 5(b) above, the Corporation shall provide to Employee, at any time Employee is not employed by any person on a full-time basis, an office and secretary.

11. Assignment by Employee

     Except as otherwise expressly provided in this Agreement, the rights and benefits of Employee pursuant hereto are personal to him, and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

12. Funding Prohibitions

     All payments to be made under this Agreement shall be paid from the general funds of the Corporation or from the funds set aside or reserved for payment of the Corporation’s obligations under its employee benefit or executive compensation plans, if any. Employee shall have no right, title or interest in or to any investments which the Corporation may make to aid it in meeting its obligations under this Agreement. All such assets shall be the property solely of the Corporation and shall be subject to the claims of the Corporation’s unsecured general creditors. To the extent Employee or any other person acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation and such person shall have only the unsecured contractual agreement of the Corporation that such payments shall be made.

13. Disclosure of Information to the Corporation

     In the event Paragraph 4 or 7 above becomes applicable, Employee or, in the event of Employee’s incapacity or death, his personal representative shall make available to the Corporation on a confidential basis such records, documents and other information reasonably necessary to enable the Corporation to verify the amount of income available to offset the payments otherwise due Employee pursuant to Paragraph 4 or 7 above.

14. Nondisclosure of Confidential Information

     Employee shall not, without the prior written consent of the Corporation, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Corporation, except (i) while employed by the Corporation, in the business of and for the benefit of the Corporation, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Corporation, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. For purposes of this Paragraph 14, “Confidential Information” shall mean nonpublic information concerning the Corporation’s financial data, strategic business plans, product development (or other proprietary product data), marketing plans and other nonpublic, proprietary and confidential information of the Corporation that is not otherwise available to the public. Confidential Information, however, shall not include information the disclosure of which cannot reasonably be expected to affect adversely the business of the Corporation to a material degree.

15. Waiver

     The failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

16. Notice

     Any notice required or desired to be given pursuant to this Agreement shall be sufficient if in writing transmitted by hand delivery or sent by prepaid courier or registered or certified mail, postage prepaid, to the addresses hereinafter set forth or to such other address as any party hereto may designate in writing and transmit in such manner. Any such notice shall be deemed given when delivered, if transmitted by hand delivery, 24 hours after deposit with a prepaid courier service or 72 hours after deposit in the United States mail, if sent by registered or certified mail.

17. Applicable Law

     This Agreement shall be governed by the laws of the District of Columbia without regard to any otherwise applicable conflict of laws principles.

18. Taxes

     The Corporation shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

19. Benefit

     Except as is otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon Employee, his spouse, heirs, executors and administrators; provided, however, that the obligations of Employee hereunder shall not be delegated. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Corporation in accordance with the operation of law, and such successor shall be deemed the “Corporation” for purposes of this Agreement.

20. Entire Agreement

     The parties hereto agree that this Agreement contains the entire understanding and agreement between them and cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by both parties.

21. Arbitration

     Except as to any controversy or claim which Employee elects, by written notice to the Corporation, to have adjudicated by a court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the District of Columbia in accordance with the laws of the District of Columbia. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne by the Corporation.

The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

22. Interpretation

     Wherever reference is made herein to the “failure of the Corporation to extend this Agreement,” such a failure shall be deemed to have occurred if and only if the Corporation either notifies Employee that it does not desire to extend this Agreement or that it desires to do so only on terms in the aggregate materially less favorable to Employee than those contained herein. If the Corporation notifies Employee it desires to extend this Agreement on terms that are in the aggregate substantially equivalent to or more favorable to Employee than those contained herein, any nonextension shall not be deemed to be a “failure of the Corporation to extend this Agreement.”

23. Severability

     It is the intent and understanding of each party hereto that, if any term, restriction, covenant, or promise is found to be invalid or otherwise unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but shall be deemed modified to the extent necessary to make it enforceable and, if it cannot be so modified, shall be deemed amended to delete therefrom such provision or portion found to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such finding is made.

     IN WITNESS WHEREOF, the Corporation has caused its name to be ascribed to this Agreement by its duly authorized representative and Employee has executed this Agreement, each as of the day and the year first above written.

Attest:	FANNIE MAE
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016

/s/ Elizabeth Berg	By: /s/James A. Johnson

Chairman of the Board
of Directors

Witness:

/s/ Equilla Ford	/s/ Franklin D. Raines

FRANKLIN D. RAINES